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                                                                    EXHIBIT 23.3

                      CONSENT OF MERRILL LYNCH & CO., INC.

    We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-4 of United Wisconsin Services, Inc. ("UWS") of our opinion dated July 31, 1996 relating to the fairness to UWS, from a financial point of view, of the consideration to be paid to the holders of capital stock of American Medical Security Group, Inc. We also hereby consent to the reference to our firm under the sections captioned "Summary" and "Background of and Reasons for the Merger."

                                          Merrill Lynch & Co., Inc.

Chicago, Illinois
August 27, 1996